Exhibit 99.1

Kaman Corporation
Bloomfield, CT  06002
(860) 243-7100
_______________________________________________________________________________
                                                             [GRAPHIC OMITTED]


                      KAMAN ANNOUNCES APPROVAL OF PROPOSED
                        RECAPITALIZATION BY SHAREHOLDERS

BLOOMFIELD, CONNECTICUT, (October 11, 2005) - Kaman Corporation (NASDAQ: KAMNA) announced today that its proposed recapitalization has been approved by holders of its Class A and Class B common stock, each voting separately as a class. The Company also announced that holders of its Class B common stock have approved an amendment to the Company's certificate of incorporation that is intended to enhance the ability of the board of directors to take actions in the longer term interests of the Company and its shareholders.

As previously announced, on September 19, 2005, Mason Capital, Ltd. brought a lawsuit in federal district court in Hartford, Connecticut against the Company and members of the Kaman family seeking, among other relief, to enjoin the proposed recapitalization unless and until the proposed recapitalization is approved by two "super-majority votes," one vote of 80% of the holders of the Company's Class B common stock, and a second, separate vote of two-thirds of the disinterested holders of the Company's Class B common stock. A hearing on the issues was held on October 7, 2005 and further submissions to the Court are due by Monday, October 17, 2005.

The Company has agreed to wait to close the recapitalization until the Court issues a decision in the matter and the other certificate of incorporation amendment proposal will not be implemented unless and until the recapitalization is effected.

Further detail on the proposed recapitalization and recapitalization agreement can be found in the recapitalization agreement, which was filed as Exhibit 2.1 to a Form 8-K filed by the Company on June 8, 2005, the proxy statement, which was filed on September 2, 2005 and mailed to shareholders shortly thereafter and the prospectus supplement, which was filed on September 30, 2005 and mailed to shareholders shortly thereafter.

Based in Bloomfield, Conn., Kaman Corporation conducts business in the aerospace, industrial distribution and music markets. Kaman operates its aerospace business through its Aerostructures, Fuzing, and Helicopters divisions and its Kamatics subsidiary providing subcontract aerostructure manufacturing for military and commercial aircraft, missile and bomb fuzing products, SH-2G and K-MAX helicopters, and proprietary aircraft bearings and products. Principal aerospace facilities are located in Connecticut, Florida and Kansas. Kaman is the third largest North American distributor of power transmission, motion control, material handling and electrical components and a wide range of bearings offered to a customer base of more than 50,000 customers representing a highly diversified cross-section of North American industry, with principal facilities in Alabama, California, Connecticut, New York, Indiana, Kentucky and Utah. Kaman is also the largest independent distributor of musical instruments and accessories, offering more than 20,000 products for amateurs and professionals, with principal facilities in Arizona, Connecticut, California, New Jersey and Tennessee.

                                     * * *

Forward-Looking Statements

This press release may contain forward-looking information relating to the company's business and prospects, including the aerospace, industrial distribution and music businesses, operating cash flow, the benefits of the recapitalization transaction, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic;
2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the company, particularly defense, commercial aviation, industrial production and consumer market for music products, as well as global economic conditions; 5) satisfactory completion of the Australian SH-2G(A) program, including successful completion and integration of the full ITAS software; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 7)
satisfactory resolution of the EODC/University of Arizona litigation; 8) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses, including successful execution of the contract with Sikorsky for the BLACK HAWK
Helicopter program; 9) satisfactory results of negotiations with NAVAIR concerning the company's leased facility in Bloomfield, Conn.; 10) profitable integration of acquired businesses into the company's operations; 11) changes in supplier sales or vendor incentive policies; 12) the effect of price increases or decreases; 13) pension plan assumptions and future contributions;
14) continued availability of raw materials in adequate supplies; 15) satisfactory resolution of the supplier switch and incorrect part issues at Dayron and the DCIS investigation; 16) cost growth in connection with potential environmental remediation activities related to the Bloomfield and Moosup facilities; 17) whether the proposed recapitalization is completed; 18) risks associated with the course of litigation; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; 20) the effects of currency exchange rates and foreign competition on future operations; and 21) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this press release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this press release.

On August 18, 2005, Kaman filed with the Securities and Exchange Commission a Registration Statement on Form S-4, which has since been declared effective by the Securities and Exchange Commission. The Registration Statement on Form S-4 contains a proxy statement/prospectus which describes the proposed recapitalization. STOCKHOLDERS OF KAMAN ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Such proxy statement/prospectus and other relevant documents may be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or from Kaman by contacting Russell H. Jones, SVP, Chief Investment Officer & Treasurer, by telephone at (860) 243-6307 or by email at rhj-corp@kaman.com.

Kaman and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed recapitalization. The participants in such solicitation may include Kaman's executive officers and directors. Further information regarding persons who may be deemed participants is available in Kaman's proxy statement/prospectus.

                                      ###


Contact:  Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com
www.kaman.com